Exhibit 99.1

LIBERTY BROADBAND REPORTS
FIRST QUARTER 2021 FINANCIAL RESULTS

Englewood, Colorado, May 7, 2021 – Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) today reported first quarter 2021 results. Headlines include (1):

●	Fair value of Charter investment was $36 billion as of March 31st
●	From March 1st through April 30th, Liberty Broadband received $978 million of proceeds from sale of 1.6 million Charter shares to Charter
o	Maintained fully diluted equity interest in Charter of 26% (2)
●	From February 1st through April 30th, Liberty Broadband repurchased 6.1 million LBRDK shares at an average price per share of $152.30 and total cash consideration of $923 million
●	In the first quarter, GCI (3) grew revenue 5% to $242 million, generated operating income of $29 million and increased adjusted OIBDA (4) 11% to $96 million
●	GCI received $175 million of Rural Healthcare proceeds and repaid $180 million under its revolving credit facility

“This was our first quarter participating in Charter’s buyback, which provided almost $1 billion in proceeds through April. We used all of these funds to repurchase Liberty Broadband shares at a meaningful net asset discount, generating substantial value for our shareholders,” said Greg Maffei, Liberty Broadband President and CEO. “Despite fears of a pull forward in broadband demand during the pandemic, Charter achieved strong data subscriber growth and turned in a great first quarter.”

Share Repurchases

From February 1, 2021 through April 30, 2021, Liberty Broadband repurchased approximately 6.1 million Series C Liberty Broadband common stock (Nasdaq: LBRDK) at an average cost per share of $152.30 for total cash consideration of $923 million. The total remaining repurchase authorization for Liberty Broadband as of May 1, 2021 is approximately $1.7 billion.

Charter Ownership

Under the terms of Liberty Broadband and Charter’s stockholder agreement, Liberty Broadband has sold and will continue to sell to Charter a number of shares of Class A common stock as is necessary to reduce Liberty Broadband’s percentage equity interest to 26% on a fully diluted basis. Such sales are executed by Liberty Broadband monthly based on Charter’s repurchase activity in the month prior.

In the first quarter, Liberty Broadband sold 834,576 shares of Charter Class A common stock to Charter for total proceeds of approximately $518 million. In April 2021, Liberty Broadband sold 735,209 shares of Charter Class A common stock to Charter for total proceeds of approximately $460 million.

Balance Sheet

The following presentation is provided to separately identify cash and liquid investments, debt and public holdings of Liberty Broadband as of December 31, 2020 and March 31, 2021.

(amounts in millions)	12/31/2020	3/31/2021
Cash and Cash Equivalents:
GCI Holdings	$32	$51
Corporate and Other	1,386	1,126
Total Liberty Broadband Consolidated Cash	$1,418	$1,177

Fair Value of Public Holdings in Charter(a)	$39,340	$36,177

Debt:
Senior Notes(b)	$600	$600
Senior Credit Facility	704	523
Finance Leases and Other(c)	105	103
Total GCI Holdings Debt	$1,409	$1,226
GCI Leverage(d)	4.0x	3.4x

Charter Margin Loan	$2,000	$2,000
1.25% Exchangeable Senior Debentures due 2050(e)	825	825
1.75% Exchangeable Senior Debentures due 2046(e)	15	15
2.75% Exchangeable Senior Debentures due 2050(e)	575	575
Total Corporate Level Debt	$3,415	$3,415

Total Liberty Broadband Debt	$4,824	$4,641
Fair market value adjustment and deferred loan costs	91	43
Finance leases and tower obligations (excluded from GAAP Debt)	(99)	(97)
Total Liberty Broadband Debt (GAAP)	$4,816	$4,587

Other Financial Obligations:
Indemnification Obligation(f)	$345	$293
Preferred Stock(g)	178	178

a)	Represents fair value of the investment in Charter as of December 31, 2020 and March 31, 2021. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.
b)	Principal amount of Senior Notes.
c)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and tower obligations.
d)	As defined in GCI's credit agreement.
e)	Principal amount of Senior Exchangeable Debentures, exclusive of fair market value adjustments.
f)	Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "LI LLC Charter exchangeable debentures"), as described below.
g)	Liquidation value of preferred stock. Preferred stock has a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following March 8, 2039. The preferred stock is considered a liability for GAAP purposes.

Liberty Broadband cash decreased $241 million in the first quarter as share repurchases at Liberty Broadband more than offset proceeds from Charter share sales in the period. GCI cash increased due to cash from operations, which includes Rural Healthcare (“RHC”) proceeds, partially offset by debt repayment and capital expenditures.

Liberty Broadband debt decreased $183 million in the first quarter primarily due to GCI’s repayment under its revolving credit facility. Total capacity under GCI’s revolving credit facility is $550 million, of which undrawn capacity is $422 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 3.4x.

Liberty Broadband has an indemnification agreement with Qurate Retail with respect to Qurate Retail’s Charter exchangeable debentures. Pursuant to the indemnification agreement, Liberty Broadband will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on Liberty Broadband’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of March 31, 2021, a holder of the LI LLC Charter exchangeable debentures has the ability to exchange, and accordingly, the indemnification obligation is classified as a current liability.

GCI Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2021 to the same period in 2020.

In the first quarter, GCI revenue grew 5% due to robust demand for data across both consumer and business customers.  The consumer growth was driven by a 12% increase in revenue-generating subscribers and an increase in data ARPU.

The business growth was driven by service upgrades for both school and medical customers. Operating income improved and adjusted OIBDA grew 11% in the first quarter primarily due to the revenue growth.

In the first quarter, GCI spent $19 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related primarily to improvements to the wireless and hybrid fiber coax networks.

Rural Healthcare Update

GCI received approximately $175 million in payments during the first quarter relating to services provided to its RHC customers for the funding years that ended on June 30, 2019 and June 30, 2020. GCI is currently working with the FCC on RHC rates and payments for the funding year that ends June 30, 2021.  On January 19, 2021, the Wireline Competition Bureau of the FCC issued an order which provides rate certainty to Alaska providers for funding years ending June 30, 2022 and June 30, 2023 by requiring them to use previously approved rates from the FCC, which we expect will provide increased certainty for the RHC business in the aforementioned funding years.

FOOTNOTES

1)

Liberty Broadband’s President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Broadband's earnings conference call that will begin at 11:15 a.m. (E.D.T.) on May 7, 2021.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	Calculated pursuant to Liberty Broadband and Charter’s stockholder agreement.
3)

Liberty Broadband’s principal operating asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and subsidiary Skyhook.

4)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

NOTES

LIBERTY BROADBAND GAAP FINANCIAL METRICS

(amounts in thousands)	1Q20		1Q21
Revenue
GCI Holdings	$	NA	$242,216
Corporate and other		4,104	4,318
Total Liberty Broadband Revenue		$4,104	$246,534

Operating Income (Loss)
GCI Holdings	$	NA	$28,748
Corporate and other(a)		(7,275)	(129,627)
Total Liberty Broadband Operating Income (Loss)		$(7,275)	$(100,879)

Adjusted OIBDA
GCI Holdings	$	NA	$96,059
Corporate and other		(4,981)	(13,306)
Total Liberty Broadband Adjusted OIBDA (Loss)		$(4,981)	$82,753

a)	Included in Corporate and other is a proposed one-time payment to settle pending litigation relating to the merger of Liberty Broadband and GCI Liberty (Hollywood Firefighters’ Pension Fund, et al. v. GCI Liberty, Inc., et al.) pursuant to an agreement in principle signed with plaintiffs’ counsel on May 5, 2021. For more information, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

HISTORICAL GCI OPERATING METRICS AND FINANCIAL RESULTS

GCI’s results are only included in Liberty Broadband’s results following the merger of Liberty Broadband and GCI Liberty on December 18, 2020. However, we believe a discussion of GCI’s results for a comparative two-year period promotes a better understanding of GCI’s operations. For comparison and discussion purposes, the following information presents actual historical results of GCI for the quarter ended March 31, 2020, exclusive of the effects of acquisition accounting, and the actual historical results of GCI as included in Liberty Broadband’s results for the quarter ended March 31, 2021. In future periods the most significant effect of acquisition accounting is an expected increase to depreciation and amortization as a result of an increase in fair values of depreciable or amortizable assets. This historical financial information of GCI can be found in historical filings of GCI Liberty, Inc. The financial information below is presented voluntarily and does not purport to represent what the results of operations of GCI would have been if it were a wholly owned subsidiary of Liberty Broadband for the periods presented or to project the results of operations of GCI for any future periods.

	1Q20	1Q21	% Change
(amounts in thousands, except operating metrics)
GCI Consolidated Financial Metrics
Revenue
Consumer	$109,834	$119,229	9%
Business	121,727	122,987	1%
Total revenue	$231,561	$242,216	5%

Operating income (loss)	$23,186	$28,748	24%
Operating income margin (%)	10.0%	11.9%	190	bps

Adjusted OIBDA(a)	$86,395	$96,059	11%
Adjusted OIBDA margin(a) (%)	37.3%	39.7%	240	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$40,773	$44,388	9%
Data	44,294	52,225	18%
Video	20,762	18,933	(9)%
Voice	4,005	3,683	(8)%
Total revenue	$109,834	$119,229	9%
Operating Metrics
Wireless:
Revenue generating lines in service(b)	175,000	181,000	3%
Data:
Revenue generating cable modem subscribers(c)	128,400	143,900	12%
Video:
Basic subscribers	79,200	71,000	(10)%
Homes passed	253,400	253,400	-%
Voice - Total access lines in service(d)	38,900	37,900	(3)%

GCI Business
Financial Metrics

Revenue
Wireless	$22,489	$20,387	(9)%
Data	84,214	91,130	8%
Video	4,022	802	(80)%
Voice	11,002	10,668	(3)%
Total revenue	$121,727	$122,987	1%
Operating Metrics
Wireless - Revenue generating lines in service(b)	23,700	21,400	(10)%
Data - Revenue generating cable modem subscribers(c)	8,800	12,900	47%
Voice - Total access lines in service(d)	34,000	30,400	(11)%

a)	See reconciling schedule 1.
b)	A revenue generating wireless line in service is defined as a wireless device with a monthly fee for services.
c)	A revenue generating cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.
d)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

Important Notice: Liberty Broadband (Nasdaq: LBRDA, LBRDK, LBRDP) President and CEO, Greg Maffei, will discuss Liberty Broadband’s earnings release on a conference call which will begin at 11:15 a.m. (E.D.T.) on May 7, 2021.  The call can be accessed by dialing (800) 289-0571 or (323) 794-2093, passcode 3168007, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to www.libertybroadband.com/events.  Links to this press release and replays of the call will also be available on Liberty Broadband’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, matters relating to Liberty Broadband’s equity interest in Charter and Charter’s buyback of common stock, Liberty Broadband’s participation in Charter’s buyback of common stock, matters relating to the Universal Service Administrative Company and Rural Health Care program, indemnification by Liberty Broadband, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Broadband, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Broadband (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Broadband defines adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, transaction costs, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Broadband defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Broadband believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Broadband views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Broadband’s management considers in assessing the results of operations and performance of its assets.  Please see the tables below for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income to its adjusted OIBDA for the three months ended March 31, 2020 and March 31, 2021, respectively.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	1Q20	1Q21
GCI Holdings Operating Income	$23,186	$28,748
Depreciation and amortization	62,361	63,712
Stock-based compensation	848	3,599
GCI Holdings Adjusted OIBDA	$86,395	$96,059

SCHEDULE 2

The following table provides a reconciliation of operating income (loss) calculated in accordance with GAAP to adjusted OIBDA for Liberty Broadband for the three months ended March 31, 2020 and March 31, 2021, respectively.

LIBERTY BROADBAND ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	1Q20		1Q21
Liberty Broadband Operating Loss		$(7,275)	$(100,879)
Depreciation and amortization		493	63,762
Stock-based compensation		1,801	9,870
Litigation settlement(a)		—	110,000
Liberty Broadband Adjusted OIBDA (Loss)		$(4,981)	$82,753
GCI Holdings	$	NA	96,059
Corporate and other		(4,981)	(13,306)

a)	Represents proposed one-time payment to settle pending litigation relating to the merger of Liberty Broadband and GCI Liberty (Hollywood Firefighters’ Pension Fund, et al. v. GCI Liberty, Inc., et al.) pursuant to an agreement in principle signed with plaintiffs’ counsel on May 5, 2021. For more information, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2021	2020

	amounts in thousands,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$1,177,161	1,417,802
Trade and other receivables, net of allowance for doubtful accounts of $537 and $10, respectively	201,228	349,256
Other current assets	82,954	79,453
Total current assets	1,461,343	1,846,511
Investment in Charter, accounted for using the equity method	15,734,862	16,178,939
Property and equipment, net	1,071,969	1,098,512
Intangible assets not subject to amortization
Goodwill	764,686	745,577
Cable certificates	550,000	560,000
Other	36,500	21,500
Intangible assets subject to amortization, net	624,956	674,049
Tax sharing receivable	86,260	94,549
Other assets, net	160,466	151,487
Total assets	$20,491,042	21,371,124

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$198,045	97,933
Deferred revenue	22,244	24,926
Current portion of debt, including $24,741 and $26,350 measured at fair value, respectively	29,425	31,026
Indemnification obligation	292,873	344,643
Other current liabilities	133,499	113,234
Total current liabilities	676,086	611,762
Long-term debt, net, including $1,399,600 and $1,445,775 measured at fair value, respectively	4,557,172	4,785,207
Obligations under finance leases and tower obligations, excluding current portion	91,524	92,840
Long-term deferred revenue	38,278	39,649
Deferred income tax liabilities	1,974,045	1,977,643
Preferred stock	202,795	202,917
Other liabilities	140,910	146,687
Total liabilities	7,680,810	7,856,705
Equity
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 26,495,557 and 26,495,249 at March 31, 2021 and December 31, 2020, respectively	265	265
Series B common stock, $.01 par value. Authorized 18,750,000 shares; issued and outstanding 2,549,162 and 2,549,470 at March 31, 2021 and December 31, 2020, respectively	25	25
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 162,652,971 and 167,480,926 at March 31, 2021 and December 31, 2020, respectively	1,627	1,675
Additional paid-in capital	9,563,275	10,319,754
Accumulated other comprehensive earnings (loss), net of taxes	15,597	15,436
Retained earnings	3,217,724	3,165,504
Total stockholders' equity	12,798,513	13,502,659
Non-controlling interests	11,719	11,760
Total equity	12,810,232	13,514,419
Commitments and contingencies
Total liabilities and equity	$20,491,042	21,371,124

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2021	2020

	amounts in thousands, except per share amounts
Revenue	$246,534	4,104
Operating costs and expenses:
Operating, including stock-based compensation	69,178	2,468
Selling, general and administrative, including stock-based compensation and transaction costs	104,473	8,418
Depreciation and amortization expense	63,762	493
Litigation settlement	110,000	—
	347,413	11,379
Operating income (loss)	(100,879)	(7,275)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(33,143)	(5,861)
Share of earnings (losses) of affiliates	188,979	61,682
Gain (loss) on dilution of investment in affiliate	(82,215)	(59,325)
Realized and unrealized gains (losses) on financial instruments, net	99,348	—
Other, net	(8,126)	163
Earnings (loss) before income taxes	63,964	(10,616)
Income tax (expense) benefit	(11,785)	2,774
Net earnings (loss)	52,179	(7,842)
Less net earnings (loss) attributable to the non-controlling interests	(41)	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$52,220	(7,842)
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$0.27	(0.04)
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$0.27	(0.04)

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2021	2020

	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$52,179	(7,842)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	63,762	493
Stock-based compensation	9,870	1,801
Litigation settlement	110,000	—
Share of (earnings) losses of affiliates, net	(188,979)	(61,682)
(Gain) loss on dilution of investment in affiliate	82,215	59,325
Realized and unrealized (gains) losses on financial instruments, net	(99,348)	—
Deferred income tax expense (benefit)	10,669	(2,774)
Other, net	(739)	436
Change in operating assets and liabilities:
Current and other assets	164,639	(192)
Payables and other liabilities	(11,304)	(4,066)
Net cash provided by (used in) operating activities	192,964	(14,501)
Cash flows from investing activities:
Capital expended for property and equipment	(28,617)	(15)
Exercise of preemptive right to purchase Charter shares	—	(14,910)
Cash received for Charter shares repurchased by Charter	518,405	—
Other investing activities, net	141	—
Net cash provided by (used in) investing activities	489,929	(14,925)
Cash flows from financing activities:
Repayment of debt, finance leases and tower obligations	(182,571)	—
Repurchases of Liberty Broadband common stock	(738,411)	—
Other financing activities, net	(2,481)	(1,941)
Net cash provided by (used in) financing activities	(923,463)	(1,941)
Net increase (decrease) in cash, cash equivalents and restricted cash	(240,570)	(31,367)
Cash, cash equivalents and restricted cash, beginning of period	1,433,292	49,724
Cash, cash equivalents and restricted cash, end of period	$1,192,722	18,357